EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of LTC Properties, Inc. to be filed on our about January 3, 2006 for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedules of LTC Properties, Inc., LTC Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
December 30, 2005